Exhibit 99.1

NEWS RELEASE
Investor Contacts
Lisa Elliott, DRG&L
lelliott@drg-l.com
(713) 529-6600
C&J Energy Services, Inc.
John Fitzpatrick
investors@cjenergy.com
(713) 260-9986

C&J Energy Services Announces Third Quarter 2012 Results

Diluted EPS of $0.91 on Revenues of $308 Million

HOUSTON, TEXAS, October 31, 2012 – C&J Energy Services, Inc. (NYSE: CJES) today reported net income of $49.3 million, or $0.91 per diluted share, for the third quarter of 2012, compared to net income of $46.3 million, or $0.89 per diluted share, in the third quarter of 2011. Net income for the second quarter of 2012 was $53.3 million, or $0.99 per diluted share.

Total revenue for the third quarter of 2012 was $307.8 million, an increase of 34% compared to $229.0 million for the third quarter of 2011 and up 11% compared to $278.4 million for the second quarter of 2012. The increase in revenue from the prior year quarter was attributable to our newly acquired wireline business, Casedhole Solutions, as well as the addition of hydraulic fracturing and coiled tubing equipment. The increase in revenue from the second quarter of 2012 was primarily the result of a full quarter impact from Casedhole and an uptick in revenue from our coiled tubing operations, partially offset by a decline in revenue from hydraulic fracturing services.

Adjusted EBITDA (defined as total earnings before net interest expense, income taxes, depreciation and amortization, and one-time items including loss on early extinguishment of debt, transaction costs and net gain or loss on disposal of assets) for the third quarter of 2012 was $89.1 million, compared to $81.2 million for the third quarter of 2011 and $92.6 million for the second quarter of 2012. Adjusted EBITDA is a non-GAAP financial measure and reconciled to the nearest comparable GAAP financial measure, net income, in the accompanying financial table at the end of this release.

Chairman and Chief Executive Officer Josh Comstock commented, “We are pleased to have achieved another solid quarter despite a challenging operating environment. We encountered further pricing pressure in hydraulic fracturing as a result of excess equipment capacity coupled with a slight U.S. onshore rig count decline, which we believe is largely attributable to customer budget constraints. Our margins remained healthy due to our operating efficiencies, despite pricing pressure. Our increased spot market exposure allowed us to demonstrate our superior operating model to a diverse new customer base, although at very competitive rates, impacting our revenue per horsepower and utilization figures quarter over quarter. We plan to maintain our competitive position and higher margin levels by leading with superior service and best-in-class efficiency. We are confident that our core strengths are well-aligned with the industry’s long term shift toward more complex unconventional wells that utilize advanced completion methods. We intend to grow our market share through service differentiation and efficiency rather than resorting to a lowest price bidding strategy.

“Our coiled tubing operations experienced improvement quarter over quarter as equipment was more effectively utilized with the redeployment of assets into the Eagle Ford and Bakken shale plays. We also gained market share and attained higher utilization levels in West Texas, further establishing our coiled tubing presence in this recent area of expansion.

“Furthermore, our acquisition of Casedhole has significantly expanded our geographic reach and customer base. Casedhole’s well-established marketing team has been a key part of our cross-selling strategy as we capitalize on our unique position as an independent provider of best-in-class completion services that can be packaged without losing quality or efficiency. Our ability to deliver this level of performance across multiple service lines is an important point of differentiation when bidding against larger competitors. Additionally, Casedhole has helped to facilitate the accelerated expansion of our coiled tubing and fracturing services into the Bakken. Over the third quarter, Casedhole also grew its customer base for both wireline and pump down services in liquids and oil-rich basins.”

Operational Results

Hydraulic fracturing contributed $196.0 million of revenue, and we completed 1,486 fracturing stages during the third quarter of 2012, compared to $216.4 million of revenue and 1,667 fracturing stages for the previous quarter and $191.8 million of revenue and 1,065 fracturing stages for the same quarter last year. We averaged monthly revenue per unit of horsepower of $270 during the third quarter, down from $307 in the previous quarter and $407 in the same quarter a year ago. The decrease in average revenue per horsepower quarter over quarter was primarily due to the previously mentioned decline in utilization and pricing in connection with the increased supply of equipment in oily basins and a slight decrease in the average U.S. onshore rig count.

We have taken delivery of our eighth hydraulic fracturing fleet and expect to deploy it into Western Oklahoma during the latter part of the fourth quarter. Our ninth fleet will be delivered in the first quarter of 2013 and is being winterized in preparation for deployment into the Bakken. The addition and deployment of these two fleets will bring our total horsepower capacity to just over 300,000 and increase our market share in oil-rich shale plays.

Our coiled tubing operations contributed $35.1 million of revenue and completed 935 coiled tubing jobs during the third quarter of 2012, compared to $31.1 million of revenue and 866 coiled tubing jobs for the previous quarter. Coiled tubing revenue for the third quarter of 2011 was $25.6 million and 877 jobs were completed. Revenue and jobs were up quarter over quarter, primarily as a result of the previously mentioned redeployment of assets from gas-focused areas and greater utilization in West Texas. We expect to take delivery of six additional coiled tubing units between the fourth quarter of 2012 and early 2013 for deployment in new basins.

Our wireline operations contributed $61.6 million of revenue and completed approximately 8,600 runs during the third quarter of 2012. In the prior quarter, wireline revenue was $15.1 million with approximately 2,700 runs completed during the 23 days of June 2012 following our acquisition of Casedhole. This service line generated strong results, and we expect it to continue to do so for the foreseeable future. We currently have a fleet of 58 wireline units and 15 pumpdown units and plan to add seven new wireline units by the first quarter of 2013.

Our equipment manufacturing business contributed $11.2 million of third party revenue during the third quarter of 2012, consistent with last quarter, and $6.4 million of revenues for the third quarter of 2011. While our equipment manufacturing business maintained solid performance for the quarter, we anticipate less third party demand in the fourth quarter given current market conditions.

Our general and administrative expense for the third quarter of 2012 was $30.2 million, up from $14.3 million in the third quarter of 2011 and $21.4 million in the second quarter of 2012. The quarter over quarter increase is primarily attributable to the Casedhole acquisition as Casedhole has a large sales force and sizable engineering staff, which we believe are instrumental in supporting the growth of our customer base and maintaining strong performance.

Depreciation and amortization expense in the third quarter of 2012 increased to $14.1 million from $6.7 million in the third quarter of 2011 and $9.6 million in the second quarter of 2012 primarily due to the addition of equipment and the acquisition of Casedhole.

Liquidity

As of September 30, 2012, we had $200 million outstanding under our $400 million revolving credit facility and we currently have $190 million in borrowings outstanding. The facility matures in April 2016 and our current cost of borrowings is less than 3%. Our debt to total capitalization is approximately 27%.

Capital expenditures totaled $58.0 million during the third quarter of 2012, the majority of which was expended for the growth of our business lines. We expect to invest a total of approximately $165 million to $175 million in 2012, of which $146.7 million has been incurred as of October 31, 2012. Our 2012 capital expenditures to date have consisted of construction costs for new hydraulic fracturing equipment, coiled tubing units and wireline units, together with routine capital expenditures. We anticipate funding our remaining 2012 capital expenditures with cash on hand and operating cash flow in excess of our working capital requirements.

Results for the Nine Months Ended September 30, 2012

For the nine months ended September 30, 2012, we reported net income of $151.9 million, or $2.82 per diluted share, on revenues of $825.2 million, compared to net income of $108.6 million, or $2.18 per diluted share, on revenues of $538.4 million for the nine months ended September 30, 2011. The results for the nine months ended September 30, 2012 included approximately $0.6 million in transaction costs incurred in connection with the acquisition of Casedhole, net of tax ($0.01 per diluted share). The results for the nine months ended September 30, 2011 included approximately $4.9 million in loss on early extinguishment of debt, net of tax ($0.10 per diluted share).

For the nine months ended September 30, 2012, we reported Adjusted EBITDA of $265.8 million compared to $199.2 million for the nine months ended September 30, 2011. Capital expenditures for the period totaled $135.9 million, which was primarily used for the growth of our business lines.

Conference Call Information

We will host a conference call on Thursday, November 1, 2012 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our third quarter 2012 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at http://www.cjenergy.com or by dialing 480-629-9771 and asking for the “C&J Energy Services Conference Call.” Please dial-in a few minutes before the scheduled call time. A replay of the conference call will be available on our website for 12 months following the call or by dialing 303-590-3030 and entering passcode 4568694 for one week following the call.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, pressure pumping, wireline and other complementary services with a focus on complex, technically demanding well completions. We also manufacture and repair equipment to fulfill our internal needs as well as for third party companies in the energy services industry. We operate in what we believe to be some of the most geologically challenging and active plays in the United States.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of our new fracturing fleets or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q for the periods ended September 30, 2012, June 30, 2012 and March 31, 2012, respectively, and Annual Report on Form 10-K for the year ended December 31, 2011. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

C&J Energy Services, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Revenue	$307,797	$278,388	$229,027	$825,237	$538,403

Costs and expenses:
Direct costs	188,530	165,156	133,615	491,679	306,232
Selling, general and administrative expenses	30,219	21,393	14,254	68,467	33,296
Depreciation and amortization expenses	14,111	9,561	6,653	31,517	15,640
(Gain)/loss on sale/disposal of assets	14	212	53	623	(20)

Operating income	74,923	82,066	74,452	232,951	183,255

Other expense:
Interest expense, net	(1,920)	(891)	(666)	(3,191)	(3,824)
Loss on early extinguishment of debt	—	—	—	—	(7,605)
Other expense, net	(48)	—	(1)	(120)	(40)

Total other expense, net	(1,968)	(891)	(667)	(3,311)	(11,469)

Income before income taxes	72,955	81,175	73,785	229,640	171,786

Income tax expense	23,689	27,900	27,511	77,720	63,189

Net income	$49,266	$53,275	$46,274	$151,920	$108,597

Net income per common share:
Basic	$0.95	$1.03	$0.92	$2.92	$2.24

Diluted	$0.91	$0.99	$0.89	$2.82	$2.18

Weighted average common shares outstanding:
Basic	52,026	51,957	50,315	51,963	48,448

Diluted	54,166	53,833	52,205	53,905	49,863

C&J Energy Services, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$14,102	$46,780
Accounts receivable, net of allowance of $1,154 at September 30, 2012 and $808 at December 31, 2011	189,284	122,169
Inventories, net	73,587	45,440
Prepaid and other current assets	12,667	9,138
Deferred tax assets	2,042	789

Total current assets	291,682	224,316

Property, plant and equipment, net of accumulated depreciation of $72,001 at September 30, 2012 and $46,539 at December 31, 2011	398,884	213,697

Other assets:
Goodwill	196,512	65,057
Intangible assets, net of accumulated amortization of $13,127 at September 30, 2012 and $8,151 at December 31, 2011	126,043	25,419
Deposits on equipment under construction	2,508	6,235
Deferred financing costs, net of accumulated amortization of $1,044 at September 30, 2012 and $411 at December 31, 2011	4,138	2,528
Other noncurrent assets, net	1,031	597

Total assets	$1,020,798	$537,849

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$90,604	$57,564
Payroll and related costs	16,977	4,799
Accrued expenses	9,342	9,626
Income taxes payable	10,727	1,823
Customer advances and deposits	2,565	5,392
Other current liabilities	2,075	33

Total current liabilities	132,290	79,237

Deferred tax liabilities	121,823	62,471

Long-term debt and capital lease obligations	204,225	—

Other long-term liabilities	1,401	1,086

Total liabilities	459,739	142,794

Commitments and contingencies

Stockholders’ equity
Common stock, par value of $0.01, 100,000,000 shares authorized, 52,864,175 issued and outstanding at September 30, 2012 and 51,886,574 issued and outstanding at December 31, 2011	529	519
Additional paid-in capital	215,948	201,874
Retained earnings	344,582	192,662

Total stockholders’ equity	561,059	395,055

Total liabilities and stockholders’ equity	$1,020,798	$537,849

C&J Energy Services, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended
	September 30,
	2012	2011
	(Unaudited)
Cash flows from operating activities:
Net income	$151,920	$108,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,517	15,640
Deferred income taxes	6,556	31,346
Provision for doubtful accounts, net of write-offs	450	205
(Gain) loss on disposal of assets	623	(20)
Stock-based compensation expense	12,401	7,346
Excess tax benefit of stock-based award activity	(1,075)	(512)
Amortization of deferred financing costs	633	556
Write-off of deferred financing costs related to early extinguishment of debt	—	2,899
Changes in operating assets and liabilities:
Accounts receivable	(32,274)	(38,622)
Inventories	(24,190)	(10,715)
Prepaid expenses and other current assets	(1,576)	(4,991)
Accounts payable	20,545	35,161
Accrued liabilities	3,514	4,482
Accrued taxes	9,761	(3,037)
Deferred income	400	(4,000)
Other	(1,854)	(3,145)

Cash provided by operating activities	177,351	141,190

Cash flows from investing activities:
Purchases of and deposits on property and equipment	(135,887)	(106,471)
Proceeds from disposal of property and equipment	434	2,384
Payments made to acquire Casedhole, net of cash acquired	(273,401)	—
Payments made to acquire Total E&S, Inc., net of cash acquired	—	(27,225)

Cash used in investing activities	(408,854)	(131,312)

Cash flows from financing activities:
Proceeds (payments) on revolving debt, net	200,000	(3,000)
Proceeds from long-term debt	—	12,750
Repayments of long-term debt	—	(81,789)
Financing costs	(2,243)	(2,939)
Proceeds from initial public offering, net of transaction fees	—	112,286
Proceeds from stock options exercised	610	125
Excess tax benefit of stock-based award activity	1,075	512
Repayments of capital lease obligations	(617)	—

Cash provided by financing activities	198,825	37,945

Net (decrease) increase in cash and cash equivalents	(32,678)	47,823
Cash and cash equivalents, beginning of period	46,780	2,817

Cash and cash equivalents, end of period	$14,102	$50,640

Supplemental cash flow disclosure:
Cash paid for interest	$2,291	$2,901

Cash paid for taxes	$60,906	$33,788

C&J Energy Services, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Adjusted EBITDA	$89,132	$92,560	$81,165	$265,824	$199,183
Interest expense, net	(1,920)	(891)	(666)	(3,191)	(3,824)
Loss on early extinguishment of debt	—	—	—	—	(7,605)
Costs to acquire Total E&S, Inc.	—	—	(8)	—	(348)
Costs to acquire Casedhole	(132)	(721)	—	(853)	—
Provision for income taxes	(23,689)	(27,900)	(27,511)	(77,720)	(63,189)
Depreciation and amortization	(14,111)	(9,561)	(6,653)	(31,517)	(15,640)
Gain (loss) on disposal of assets	(14)	(212)	(53)	(623)	20

Net income	$49,266	$53,275	$46,274	$151,920	$108,597